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                                                                     Exhibit 4.1

                    D.H. BLAIR INVESTMENT BANKING CORPORATION
                                 44 WALL STREET
                               NEW YORK, NY 10005

                                 August 21, 2000


WorldWide Web NetworX Corporation
521 Fellowship Road - Suite 130
Mt. Laurel, NJ 08034

Attention:  The Board of Directors of  WorldWide Web NetworX Corporation

Gentlemen:

In an effort to protect the interests of all of the stockholders of WorldWide Web NetworX Corporation ("WWWX") and the precipitous distress sale of, what is arguably, the company's most valuable asset - the Entrade shares -D. H. Blair Investment Banking Corp. ("Blair") hereby commits to lend WWWX the principal amount of $3.6 million (the "Loan") upon the following terms:

Borrower:                  WorldWide Web NetworX Corporation

Lender:                    Blair Ventures-Fund I, Inc., an affiliate of Blair

Term: One (1) year (the "Maturity Date"); provided, however, that the Maturity Date may be extended, at the option of the Lender, from time to time, for up to an additional two (2) years.

Interest Rate:             10% per annum, payable annually

Collateral:                First priority security interest in all of WWWX's
                           assets (including the unregistered Rule 144 common
                           shares of Entrade Inc. owned by WWWX (the "Entrade
                           Shares"), the shares of Real Quest, Inc. (the "Real
                           Quest Shares") owned by WWWX and all other securities
                           owned by WWWX). In connection therewith, WWWX agrees
                           to take all steps necessary to perfect such security
                           interest, including filing all required financing
                           statements. In the event either the Entrade Shares or
                           the Real Quest Shares cannot for any reason be
                           pledged as collateral in connection with the Loan at
                           this time, WWWX agrees to deliver the Entrade Shares
                           and the Real Quest Shares to the Lender, to be held
                           by the Lender in escrow until such time as (i) the
                           Lender approves the release of such shares, or (ii)
                           the shares may be pledged to the Lender as collateral
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                           for the Loan, at which time the shares will be
                           pledged to the Lender as collateral for the Loan and WWWX shall take all other steps necessary to perfect the Lender's security interest therein.

Conversion                 Feature: The loan may be converted by the lender, at
                           any time, into common stock of WWWX at the rate of $.75 per share, subject to standard and usual anti-dilution rights, with two demand registration rights (the first at WWWX's expense and the second at the Lender's expense) and unlimited piggyback registration rights.

Prepayment:                The Loan can be prepaid, in whole or in part, at any
                           time, upon at least 10 days prior written notice to the Lender; PROVIDED, HOWEVER, that in the event of prepayment, WWWX shall issue to the Lender a Warrant, exercisable at any time on or before the Maturity
                           Date (as extended), to purchase 1-1/3 shares of the common stock of WWWX for the sum of $0.75 per share for each dollar of prepayment (the "Warrant"). The
                           Warrant shall contain standard and usual anti-dilution rights, two demand registration rights
                           (the first at the expense of WWWX and the second at the expense of the Lender ) and unlimited piggyback registration rights.

Use of Proceeds:           Working capital (including payment of WWWX's
                           payables, severance payments and severance escrows).

Loan
Documentation:             Convertible Promissory Note, Warrant Agreement, Stock
                           Pledge Agreement, Security Agreement, Escrow
                           Agreement and Financing Statements (the "Loan
                           Documents").

Closing Date:              Closing of this transaction will take place and the
                           Loan proceeds shall be immediately wired upon receipt of the Loan Documents, duly executed by WWWX, and the satisfaction of all of the conditions set forth below.

The Loan will be made according to the following conditions:

Borrower's Board
of Directors:              William Weld, Warren Rothstein, Allan Cohen and
                           Michael Norton each resign as a member of WWWX's board of directors; WWWX enters into Release and Indemnification Agreements with each of the other resigning directors; and Carol Knauff and Ronald
                           Tobia are appointed directors of WWWX.
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Payment of Loan
Fees:                      There will be no finder's fee payable in connection
                           with the Loan pursuant to the letter agreement, dated
                           September 23, 1999, between WWWX and D.H. Blair
                           Investment Banking Corp. WWWX shall pay all closing costs and filing fees at closing.

Entrade Shares:            The Entrade Shares shall either be pledged to the
                           Lender as collateral for the Loan or delivered to the Lender, to be held by the Lender in escrow until such time as (i) the Lender approves the release of such shares, or (ii) the Entrade Shares are pledged to the Lender as collateral for the Loan.

This is a firm commitment. We are a member of the New York Stock Exchange with a net worth of 100+ million.

If the terms and conditions stated herein are acceptable to the Board, please sign where indicated and return to our attention. This commitment shall be null void and void unless it is executed and returned prior to the expiry date.

Keep up your superb work. May you go from strength to strength.

With kindest personal regards and best wishes for everything great always, I am


Sincerely,


J. Morton Davis
Chairman of the Board


ACCEPTED THIS ___ DAY OF AUGUST, 2000:

WORLDWIDE WEB NETWORX CORPORATION


By:_______________________________________
   Name:
   Title: